Exhibit 10.6

®	Cyclacel Group plc

1 July, 2004

Sir John Banham

West Country Management

Alfriston

20 Crescent Road

Sidcup

Kent

DA15 7HN

Dear Sir John,

I am pleased to confirm the decision of the board of directors of Cyclacel Group plc to appoint you as a non-executive chairman of Cyclacel Group plc (the Company) with effect from the listing of the Company on the London Stock Exchange. .

1.                                      Appointment

1.1           Your appointment is for an initial term of three years (subject to the Company’s Articles of Association (the Articles)).  At the end of the initial term, subject to the approval of the board of directors of the Company (the Board) and the Company’s Shareholders, your directorship may be renewed for a further term.  Renewal of your appointment is contingent on satisfactory performance and re-election at future annual general meetings (see paragraph 1.2 below).  Non-executive directors are typically expected to serve two three-year terms although the Board may invite you to serve an additional term.

1.2           The office of non-executive director will be held in accordance with the Articles as may be varied from time to time.  Nothing in this letter will be taken to exclude or vary the Articles as they apply to you as a director of the Company.  For the avoidance of doubt, the Articles to be adopted shortly and immediately prior to a listing on the London Stock Exchange or similar major stock market (a Listing) will require you to formally retire from the office of non-executive director at the next annual general meeting.  However, you will be eligible for re-election to serve until you are subject to the relevant provisions in the Articles requiring retirement of directors by rotation.

2.                                      Your role

2.1           Non-executive directors have the same general legal responsibilities to the Company as any other director.  The Board as a whole is collectively responsible for the success of the company.  The Board:

(a)                                  provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

(b)                                 sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the company to meet its objectives, and reviews management performance; and

Cyclacel Group plc, Dundee Technopole, James Lindsay Place, Dundee DD1 5JJ   Tel: (01382) 206062   Fax: (01382) 206067

Registered Office: 6-8 Underwood Street, London N1 7JQ  No: 5090795

(c)                                  sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

All directors must take decisions objectively in the interests of the Company.  As a director you also owe a fiduciary duty to the Company which includes an obligation not to do anything that might bring the Company into disrepute.

2.2                                 In addition to the requirements of all directors, your role as a non-executive director has the following key elements:

(a)                                  to challenge constructively and help develop proposals on strategy;

(b)                                 to scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

(c)                                  to be satisfied on the integrity of financial information and that financial controls and systems of risk management are robust and defensible; and

(d)                                 to be responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, executive directors and in succession planning.

2.3                                 As Chairman you will also be required to attend and chair all board meetings, the annual general meeting, any extraordinary general meeting and committee meetings to which you are appointed.

3.                                      Compliance

3.1           You will comply with, and seek to ensure that the Company complies or will comply within a reasonable period of time with the relevant requirements of the listing rules of the UK Listing Authority and the Admission and Disclosure Standards of the London Stock Exchange, the corresponding regulations of the NASDAQ Market and the US Securities and Exchange Commission, including but not limited to the Sarbanes-Oxley Act of 2002, and other legal or regulatory requirements in any relevant jurisdiction which apply to the Company.  In particular, you will comply and seek to ensure that the Company complies, or will comply within a reasonable period of time, with the “Model Code” on directors’ dealings in securities, the Combined Code on Corporate Governance and/or with any code of conduct relating to directors adopted by the Company from time to time or other legal or regulatory requirements in any relevant jurisdiction which apply to the Company.

3.2           The Company will reimburse you for any reasonable fees or other expenses you incur in taking advice from the Company’s financial and legal advisors or other independent financial and legal advisors in relation to the performance of your duties as a non-executive director of the Company.  Before seeking such advice and incurring any expense you should first obtain the written approval of the Board.

4.                                      Outside interests

4.1                                 You confirm that you and/or persons connected to you have business interests other than those of the Company and you have promptly declared in writing to the Company any conflicts of interest that are apparent at present.  In the event that you become aware of any potential conflicts of interest with your role as non-executive director, these should be notified to the Board as soon as they become apparent.

4.2                                 During your appointment, you should not accept appointments (whether as director, agent, employee or consultant), nor should you nor any connected persons to you hold shares in nor be interested in any contracts with any company or firm engaged in a business competing with the Company without first disclosing the same to the Board and obtaining its written consent such consent not to be unreasonably withheld.  This restriction does not apply to shareholdings held for investment purposes where the shares concerned are quoted or dealt in on a recognised investment exchange and represent one per cent or less of the issued shares of the class concerned.

5.                                      Committees

You will also serve as a member of the Board’s Audit Committee, Remuneration Committee and Nomination Committee.  This will be covered in a separate communication setting out the committee’s terms of reference and any specific responsibilities relating thereto.

6.                                      Time commitment

You will not normally be required to provide your services as non-executive director for more than 24 days per annum.  This will include your attendance which is required at annual and extraordinary general meetings of the Company and bi-monthly Board meetings (flexibility as to the exact dates will be required) as well as any meetings of the non-executive directors.  In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

7.                                      Fees

7.1           The Company will pay you a director’s fee of £25,000 per annum (gross) and payment will be by equal monthly instalments in arrears. All payments will be made on a gross basis by quarterly instalments in arrears against an invoice.  You agree that these arrangements will be disclosed to shareholders in the Company’s Remuneration Committee Report.

7.2           The level of fees will be reviewed annually.  All fees will cease to accrue with effect from the date on which your appointment terminates.

7.3           The Company will reimburse you for all reasonable and properly documented expenses you incur in performing your duties.  If you are in any doubt as to whether or not an expense is reasonable, you should discuss it with the Company Secretary prior to incurring it.

7.4           You agree to obtain your own legal and tax advice with regard to the tax consequences in any jurisdiction of payments made to you or your designated entity by the Company.  You also agree to indemnify the Company against any applicable withholding, social security and other taxes which may arise as a result of such payments.

8.                                      Confidential Information

8.1                                 During your appointment you will have access to trade secrets and other confidential information regarding the business and financial affairs of the Company and any of its subsidiaries, undertakings or affiliates.  You must not, either during your appointment or afterwards, disclose to anyone or otherwise make use of this confidential information, except in the proper performance of your duties or as may be required by law or by any competent regulatory body.  This does not apply, however, to any information already in the public domain.

8.2           Your attention is drawn, in particular, to the disclosure of price sensitive information as regulated by law.  You must not make any statements that might risk breaching the relevant legal requirements without prior clearance from the Board.

9.                                      Indemnification and Insurance

You will be entitled to the indemnification afforded to directors by the Articles.  You will also be covered by and will be required to participate in the Company’s Directors and Officers liability insurance.  The Company has obtained and will use its reasonable endeavours to continue to obtain appropriate Directors and Officers liability insurance subject to applicable limits as set by the Board from time to time for your benefit and that of the other directors of the Company for as long as you or the other directors are non-executive directors of the Company.

10.                               Termination of Appointment

10.1         Your appointment may be terminated by you or by the Company at any time upon three months’ written notice.

10.2         At the time of executing this letter you will appoint the Company as your attorney by executing a power of attorney in the form set out in the Schedule to this letter to do and sign in your name and on your behalf any thing and document as may be required to make your resignation effective.

10.3         Your signature on the enclosed copy of this letter constitutes your acceptance of the terms of this letter and your irrevocable resignation as a director of the Company with effect from the date of expiry of the term specified in paragraph 1.1.

10.4         Your appointment will terminate automatically (without compensation) and you will no longer receive fees (as referred to in paragraphs 6 and 7.1) on the date of your ceasing to be a director.  On termination of your appointment for whatever reason, you will promptly return to the Company all papers, electronic files and records and property of the Company and its Group Companies (if any) including any copies thereof which are in your possession.

SIGNED by	)
on behalf of CYCLACEL GROUP PLC	)
in the presence of: /s/ James Mountain	) /s/ Paul McBarron

SIGNED by SIR JOHN BANHAM	)
in the presence of: /s/ Gavin Weir	) /s/ John Banham

SCHEDULE 1

POWER OF ATTORNEY

By this Power of Attorney made on 1 July, 2004, I Sir John Banham of West Country Management, Alfriston, 20 Crescent Road, Sidcup, Kent DA15 7HN in accordance with the terms of my letter of appointment (the Appointment Letter) with Cyclacel Group plc (the Company) dated today HEREBY APPOINT the Company to act as my attorney with authority in my name and on my behalf (so that words and expressions defined in the Appointment Letter shall have the same meaning herein):

(a)                                  during the Appointment or after it has terminated, to do any thing and sign or execute any document as may be required under the constitution of the Company and each Group Company to make my resignation as a director from those companies effective; and

(c)                                  to appoint any substitute and to delegate to that substitute all or any powers conferred by this Power of Attorney.

I declare that this Power of Attorney, having been given by me to secure my obligations under Clause 10 of the Appointment Letter, shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney has been duly executed.

EXECUTED as a deed by	)
Sir John Banham	) /s/ John Banham
in the presence of:	)

Witness:
Signature:	/s/ Gavin Weir
Name:	Gavin Weir